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                     LAFARGE CORPORATION AND SUBSIDIARIES
                                  EXHIBIT 11
               COMPUTATION OF NET INCOME PER COMMON EQUITY SHARE
             (Unaudited and in thousands except per share amounts)




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                                                                                         Years Ended December 31
                                                                                 ------------------------------------
                                                                                    1995      1994         1993
                                                                                 ------------------------------------
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Primary Calculation
 Net income applicable to common equity shareholders                             $ 129,613   $ 80,636    $  5,897
                                                                                 ====================================
 Weighted average number of common equity shares outstanding                        68,666     67,736      61,097

 Net effect of dilutive stock options-based on the treasury
   stock method using average market price                                             318        518         539
                                                                                 ------------------------------------
 Weighted average number of common equity shares and share
   equivalents outstanding                                                           68,98    468,254      61,636
                                                                                 ====================================
 Primary net income per common equity share                                      $    1.88   $   1.18    $   0.10
                                                                                 ====================================
Fully diluted calculation
 Net income                                                                      $ 129,613   $ 80,636    $  5,897

 Add after tax interest expense applicable to
   7% Convertible Debentures                                                         4,473      7,000       7,000
                                                                                 ------------------------------------
 Net income assuming full dilution                                               $ 134,086   $ 87,636    $ 12,897
                                                                                 ====================================
 Weighted average number of common equity shares outstanding                        68,666     67,736      61,097

 Net effect of dilutive stock options-based on the treasury stock
   method using the higher of average or year-end market price                         318        518         850

 Add additional shares assuming conversion of
   7% Convertible Debentures                                                         4,520      4,520       4,520
                                                                                 ------------------------------------
 Weighted average number of common equity shares assuming
   full conversion of all potentially dilutive securities                           73,504     72,774      66,467
                                                                                 ====================================
 Fully diluted net income per common equity share                                $   1.82    $   1.20(a)  $  0.19(a)
                                                                                 ====================================
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(a)   This calculation is submitted in accordance with regulation S-K item
      601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.